Exhibit 21

WASHINGTON MUTUAL, INC.

SUBSIDIARY LISING

WASHINGTON MUTUAL BANK

Federally Chartered under the laws of the United States

DBA:	Washington Mutual Bank
Washington Mutual Bank, FA

NEW AMERICAN CAPITAL, INC., a Delaware corporation